TEKNOWLEDGE

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AT TEKNOWLEDGE
Dennis Bugbee
Vice President of Finance and CFO
Ph: 650- 424-0500
dbugbee@teknowledge.com

Teknowledge Sells TekPortal® Technology to Intuit Inc., and Retains Financial Integration Services Business

PALO ALTO, Calif.—August 22, 2005—Teknowledge Corporation (Nasdaq SmallCap: TEKCC), announced today that it concluded an asset transaction to sell its TekPortal® technology, an asset from its Financial Solutions business unit, to Intuit Inc. (Nasdaq: INTU) for 7 million dollars. As part of the technology sale, Intuit was granted a license to each of Teknowledge’s six active patents, and acquired Teknowledge’s pending patent on OFX technology. Teknowledge will retain ownership of all of its current patents.

Neil Jacobstein, Teknowledge President and CEO said: “This deal is a win for both companies. Intuit acquires technology that is strategic to its business, and Teknowledge delivers on its objective to raise capital via the sale of an asset or product line. This permits Teknowledge to focus on its core competencies of developing knowledge based software technology, and delivering integration services for financial and government customers.”

Jacobstein continued: “This sale demonstrates that Teknowledge can produce high quality application specific software technology. A key feature of our business model going forward will be to license our other innovative software technologies to companies with substantial marketing resources and a large customer base. We see this as an exciting opportunity to build on our strengths.”

Teknowledge will continue to provide financial software integration services for TekPortal software in its Financial Solutions business unit. The TekPortal development team will transfer to Intuit Inc., but other members of the Financial Solutions services and integration team, including its outside service contractors, will be retained by Teknowledge. The Company will support its current TekPortal maintenance contracts for a period of up to 2 years, with the expectation that many of these customers may choose to transition over time to Intuit. Teknowledge will continue to deliver services and support for its custom business banking software maintenance contracts.

Teknowledge also plans to grow its innovative government R&D contracts business, which could generate additional licensable technology, particularly in software security, machine learning systems, and web-based application services. The asset sale will permit Teknowledge to expand its patents and technology-licensing activities, which are based on technology developed in its government and commercial services businesses.

About Teknowledge Corporation

Teknowledge [TEKCC] delivers innovative software and services to transform data into value. It provides integration services for financial institutions, and is a contractor for government R&D in network security, Web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including six active software patents.

Forward looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sale and income growth. These forward-looking statements may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, uncertainties in product demand, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company’s most recent annual report on Form 10-KSB and its other filings with the Securities and Exchange Commission.